Exhibit 99.1

BULLDOG SIGNS DISTRIBUTION AGREEMENT
WITH EUROCOMM DE MEXICO

Richmond, British Columbia, Canada - March 22, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) is pleased to announce that it has entered into a Distribution Agreement with Eurocomm Paging Inc. of El Paso, Texas, which does business as "Eurocomm de Mexico".

Under the terms of this agreement Eurocomm will have exclusive distribution rights for the Bulldog Road BOSS™ and Yard BOSS™ Systems in El Paso, Texas and the State of Chihuahua, Mexico. Eurocomm, a leading provider of two way radio, satellite, cellular and pager based security products, has recently entered the vehicle tracking and transportation industry with the launch of its terrestrial based vehicle tracking network and asset management software. Eurocomm's tracking/security systems have an extensive customer base including such industry leaders as Servicio de Transporte (STIL), TELBIP, one Mexico's largest telecommunications companies, DOGSTOPER of Venezuela, CRELOSA of Guatemala and TACOM of Brazil.

Eurocomm is one of the selected suppliers for the Mexican/US co-sponsored Secure Origins project, a project developed by Holguin Group of El Paso, Texas. This project requires the development of innovative security and tracking solutions for fast lanes at seven major US/Mexico border crossings.

EuroComm is working closely with the Business Anti-Smuggling Coalition (BASC) and the US Department of Homeland Security to help develop security solutions for US bound freight originating from the NAFTA Maquiladora project. As part of this endeavour Eurocomm is implementing the Bulldog Road BOSS™ System in field trials with RCA Thompson Inc. and the Phillips Corporation.

For further information (Spanish) please visit Eurocomm de Mexico on the World Wide Web at www.eurocomm.com.mx

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com